REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
As filed with the Securities and Exchange Commission on April 3, 2008
 Registration No. 333-40560

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MIDLAND COMPANY
(Exact name of Registrant as Specified in its Charter)

Ohio (State Or Other Jurisdiction Of Incorporation Or Organization)		31-0742526 (IRS Employer Identification Number)
7000 Midland Boulevard Amelia, Ohio 45102-2607 (513) 943-7100 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Midland Guardian Co. Salaried Employees 401(K) Savings Plan
The Midland Company 2000 Associate Discount Stock Purchase Plan
The Midland Company Stock Option Plan For Non-Employee Directors
(Full Title of the Plan)

Joseph P. Hayden, III
The Midland Company
7000 Midland Boulevard
Amelia, Ohio 45102-2607
Telephone:  (513) 943-7100
Facsimile:  (513)  943-7111
(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

F. Mark Reuter, Esq
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Telephone:  (513) 579-6469
Facsimile:  (513) 579-6457

DEREGISTRATION OF SECURITIES

On April 3, 2008, pursuant to the Agreement and Plan of Merger dated as of October 16, 2007, by and among Munich-American Holding Corporation, a Delaware corporation (“Parent”), Monument Corporation, An Ohio corporation and an wholly owned subsidiary of Parent (“Merger Sub”), and The Midland Company, an Ohio corporation (the “Company”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent (the “Merger”) and all outstanding shares of common stock, no par value per share (“Common Stock”), being converted into the right to receive $65.00 per share in cash. As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Company’s Registration Statement on Form S-8 (File No. 333-40560) (the “Registration Statement”). In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 3, 2008.

THE MIDLAND COMPANY

By:	/s/ John W. Hayden
John W. Hayden,
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below marked with an asterisk hereby authorizes Joseph P. Hayden, III or John I. Von Lehman as attorney-in-fact to sign on his or her behalf individually and in each capacity indicated below, any amendments, including post-effective amendments, to this Registration Statement.

Signature	Title	Date
* James E. Bushman	Director	April 3, 2008
* James H. Carey	Director	April 3, 2008
* Michael J. Conaton	Director	April 3, 2008
* Jerry A. Grundhofer	Director	April 3, 2008
* Joseph P. Hayden, Jr.	Director	April 3, 2008
*/s/Joseph P. Hayden, III Joseph P. Hayden, III	Chairman of the Board, Chief Operating Officer and Director	April 3, 2008
* John W. Hayden	President, Chief Executive Officer and Director (Principal Executive Officer)	April 3, 2008
* William T. Hayden	Director	April 3, 2008
* William J. Keating	Director	April 3, 2008
* John R. LaBar	Director	April 3, 2008
* Richard M. Norman	Director	April 3, 2008
* David B. O’Maley	Director	April 3, 2008
* John M. O’Mara	Director	April 3, 2008
* Rene J. Robichaud	Director	April 3, 2008
* Marie Francis Thrailkill, OSU Ed.D.	Director	April 3, 2008
* John I. Von Lehman	Director	April 3, 2008
/s/W. Todd Gray W. Todd Gray	Chief Financial and Accounting Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 3, 2008
*By Joseph P. Hayden III as Attorney-in-Fact